UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2016

LogMeIn, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34391	20-1515952
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

320 Summer Street Boston, Massachusetts	02210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781)-638-9050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements with Certain Officers

On February 2, 2016, the Board of Directors (the “Board”) of LogMeIn, Inc. (the “Company”) approved the following salary and performance based cash incentive bonus compensation for the Company’s executive officers, as recommended by the Board’s Compensation Committee (the “Committee”):

Salary and Cash Incentive Bonus Compensation:

The base salaries of the Company’s executive officers are reviewed at least annually by the Committee and the Board and are adjusted from time-to-time to align with current market practices and trends, while also taking into consideration the Company’s overall performance and the individual executive officer’s responsibilities, past performance, future expectations and experience.

In additional to their base salaries, the Company’s executive officers are entitled to participate in the Company’s annual cash incentive bonus program. Annual cash incentive bonuses are intended to compensate for the achievement of Company strategic, operational and financial goals and/or individual performance objectives. Amounts payable are discretionary and are typically calculated as a percentage of the applicable executive’s base salary, with higher ranked executives typically being compensated at a higher percentage of base salary. At the beginning of each fiscal year, the Committee establishes a target performance level for the Company based on the Company’s satisfaction of certain performance metrics which are set in advance by the Committee. Typically, these cash incentive bonuses are paid after the completion of the applicable fiscal year, based on the Company’s actual performance versus the established performance metrics. In the event that the Company’s actual performance exceeds or falls short of the target performance level, bonus amounts are increased or decreased accordingly.

The following table sets forth (i) the actual cash incentive bonuses earned by our executive officers in fiscal 2015, which were calculated by the Committee and approved by the Board at the February 2, 2016 Board meeting, and (ii) the fiscal 2016 salary and potential bonus information for our 2016 executive officers, assuming achievement of 100% of the 2016 targets, which have been based on the strategic, operational and financial goals set by the Committee for the 2016 fiscal year:

Name of Executive Officer and Title	Actual 2015 Cash Incentive Bonus Earned[1]		2016 Base Salary		Potential 2016 Cash Incentive Bonus[2]
William R. Wagner	$330,413		$450,000	[3]	$450,000	[3]
President & Chief Executive Officer
Edward K. Herdiech	$110,848		$332,000		$132,800
Chief Financial Officer
W. Sean Ford	$175,865		$330,000		$165,000
Chief Marketing Officer
Lawrence M. D’Angelo	$303,197	[4]	$310,000		$310,000	[4]
SVP, Sales
Michael J. Donahue	$119,375		$300,000		$120,000
SVP & General Counsel
Matthew P. Kaplan	$110,848		$280,000		$112,000
Chief Product Officer
Michael K. Simon	$426,340		$100,000	[5]	$—	[5]
Special Advisor to the Chief Executive Officer

1.	Based on the Company’s fiscal 2015 performance, the Company achieved greater than 100% of the target performance goals established by the Committee, which resulted in the 2015 cash incentive bonus for our named executive officers being awarded at 107% of the target performance level.

2.	Amounts reported assume the Company’s achievement of 100% of the target performance level established by the Committee. The annual cash incentive bonuses awarded to the Company’s executive officers for fiscal 2016 will also be subject to the Company’s executive compensation recovery, or “clawback,” policy, which requires the reimbursement of excess incentive-based cash compensation provided to our executive officers in the event of certain restatements of our financial statements.
3.	Mr. Wagner’s fiscal 2016 compensation was previously approved by the Board on January 7, 2016 as reported on the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 8, 2016.
4.	As the Company’s SVP of Sales, Mr. D’Angelo’s cash incentive bonus is commission-based and tied to the Company’s achievement of certain Board-specified sales goals.
5	Mr. Simon’s fiscal 2016 compensation will be as described in the Transition Agreement, dated September 30, 2015, by and between the Company and Mr. Simon, a copy of which was filed as exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Per the terms of the Transition Agreement, Mr. Simon will not participate in the Company’s 2016 annual cash incentive bonus program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGMEIN, INC.

Date: February 4, 2016	By:	/s/ Michael J. Donahue
Michael J. Donahue
Secretary